EXHIBIT 5

              [Jones, Walker, Waechter, Poitevent,
                 Carrere & Denegre Letterhead]


                       December 21, 1994



First Commerce Corporation
210 Baronne Street
New Orleans, LA   70112

Dear Sirs:

     We have acted as counsel to First Commerce Corporation (the "Company") in connection with the Company's Tax-Deferred Savings Plan (the "Plan") and the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the proposed offering by the Company of 750,000 shares of the Company's Common Stock, $5.00 par value per share (the "Shares") and participation interests in the Plan pursuant to the terms of the Plan.

     Based upon the foregoing, and upon our examination of such legal and factual matters as we deem necessary in order to furnish this opinion:

     1. It is our opinion that the Shares and the participation interests in the Plan, when issued as contemplated by the Plan, will be duly authorized, legally issued, fully paid and non-assessable, assuming the Shares are not issued for less than par value; and

     2. It is our opinion that the provisions of the written Plan document in effect on the date hereof comply with the requirements of the Employee Retirement Income Security Act of 1974 applicable to such provisions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       JONES, WALKER, WAECHTER,
                                       POITEVENT, CARRERE & DENEGRE



                                       By: /s/Margaret F. Murphy
                                           Margaret F. Murphy